Exhibit 99.1

NEWS

Veeco Instruments Inc., 100 Sunnyside Blvd., Woodbury, NY 11797 Tel. 516-677-0200 Fax. 516-677-0380

FOR IMMEDIATE RELEASE

Contact: Debra Wasser, SVP of IR and Corporate Communications, 516-677-0200 x 1472

VEECO REPURCHASES CONVERTIBLE SUBORDINATED NOTES

WOODBURY, NY, March 21, 2007 — Veeco Instruments Inc. (Nasdaq: VECO), today announced that it has repurchased $10.0 million of its 4 1/8% Convertible Subordinated Notes due December, 2008. Veeco paid $9.9 million in cash for the repurchase, of which $9.8 million related to principal and $0.1 million related to accrued interest. As a result of this repurchase, the amount of Veeco’s convertible subordinated notes outstanding will be reduced to $144 million and Veeco expects to record a net gain of $0.1 million.

Veeco may engage in similar transactions in the future depending on market conditions, its cash position and other factors.

About Veeco

Veeco Instruments Inc. provides solutions for nanoscale applications in the worldwide semiconductor, data storage, HB-LED/wireless and scientific research markets. Our Metrology products are used to measure at the nanoscale and our Process Equipment tools help create nanoscale devices. Veeco’s manufacturing and engineering facilities are located in New York, New Jersey, California, Colorado, Arizona and Minnesota. Global sales and service offices are located throughout the United States, Europe, Japan and Asia Pacific. Additional information on Veeco can be found at http://www.veeco.com/.

To the extent that this news release discusses expectations or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risk factors discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K for the year ended December 31, 2006.  Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

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